Exhibit 99.1

FOR IMMEDIATE RELEASE

Calumet Announces Series of Transactions at Montana Renewables

Warburg Pincus Investment Values MRL at $2.25 Billion

INDIANAPOLIS— (PR NEWSWIRE) — August 5, 2022 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) today announced a series of transactions conducted by its unrestricted subsidiary Montana Renewables LLC (“MRL”), a renewable fuel business.

Warburg Pincus, a leading global growth investor, has agreed to invest $250 million in MRL in the form of a participating preferred equity security, which values MRL at a pre-commissioning enterprise value of $2.25 billion. The preferred equity investment is not interest-bearing and carries certain minimum return thresholds. In connection with the investment, Warburg Pincus will have a representative on MRL’s four-member board of managers.

Calumet also announced that Stonebriar Commercial Finance (“Stonebriar”) has invested an additional $350 million through a pair of sale and leaseback contracts on top of its existing $50 million commitment to MRL. The sale and leaseback transactions carry an approximate 12.3% cost of capital and offer certain strategic early termination options. Concurrent with these transactions, the $300 million convertible investment from Oaktree Capital Management L.P. (“Oaktree”) in MRL has been retired.

Today’s transactions are accretive in the aggregate. MRL’s pro forma liquidity, after giving effect to these transactions, is approximately $300 million. Additional information will be reported in Calumet’s filing with the SEC on Form 8-K.

Once fully operational, Montana Renewables, based in Great Falls, Montana, will use waste feedstocks to produce low-emission alternatives that directly replace fossil fuel products including Renewable Hydrogen, Renewable Diesel (RD) and Sustainable Aviation Fuel (SAF). RD and SAF created by catalytic hydroprocessing of renewable feedstocks significantly reduce the carbon footprint of hard to electrify industries.

“This investment will accelerate our mission to quickly produce low-emission alternatives that directly replace fossil fuel products. We are pleased to partner with Warburg Pincus, a world class institutional investor, as well as to extend our longstanding multi-site relationship with Stonebriar” said Bruce Fleming, EVP Montana Renewables and Corporate Development. “We would also like to extend our gratitude to Oaktree for their initial investment in MRL. Oaktree’s alignment and support of our vision allowed the launch of this business in 2021. Today’s announcement of increased capitalization further solidifies MRL’s go-forward business plan to increase capacity in 2024-25 to an estimated 18,000 barrels per day, including the optionality to convert a large portion of the plant’s production from RD to SAF”.

Warburg Pincus has a strong track record of investing in companies committed to the growth of low-carbon opportunities. Notable energy transition investments include ClimeCo, Eco Material Technologies, Gradiant, Monolith, Scale Microgrid Solutions, Solar Mosaic, and Viridi. “Understanding ways to economically reduce our carbon footprint in the immediate term is incredibly important. As the world recognizes a sustainability responsibility and as demand for low-emission fuels increases, MRL’s ability to produce RD and SAF quickly and efficiently will result in immediate carbon reductions,” said Roy Ben-Dor, Managing Director, Warburg Pincus. “We believe the partnership with Bruce and the MRL team, combined with our strong network and long-standing experience in energy transition, will help establish MRL as one of the most advantaged renewable fuel producers in North America,” added Jeff Luse, Principal, Warburg Pincus.

Todd Borgmann, CEO of Calumet added “Stonebriar Commercial Finance, an Eldridge business, has been a collaborative, creative, and valued business partner to Calumet and MRL, and we are excited to grow that partnership through their additional investment into MRL. Montana Renewables is now fully capitalized with a healthy balance sheet as we approach startup in the near future and the identified organic growth opportunities shortly thereafter.”

“Stonebriar is pleased to continue our partnership with Montana Renewables and to expand our investments in decarbonization and more sustainable opportunities,” said Nicholas Sandler, President of Stonebriar. “This transaction demonstrates Stonebriar’s commitment to providing comprehensive solutions to our customers.”

Calumet will continue to market the potential share sale to strategic and other investors via the formal process being conducted by Lazard.

Gibson, Dunn & Crutcher LLP served as legal advisor to Montana Renewables. Cleary Gottlieb Steen & Hamilton LLP, Jackson Lewis P.C. and Arnold & Porter Kaye Scholer LLP served as legal advisors to Warburg Pincus.

About Montana Renewables LLC

Montana Renewables is modifying existing assets at the Great Falls, Montana facility to process up to 15,000 barrels per stream day of renewable feedstocks (such as used cooking oil, distillers corn oil, tallow and seed oils) into low-emission sustainable alternatives including Renewable Diesel and Sustainable Aviation Fuel. RD and SAF address environmental concerns in hard to electrify industries, where few alternative decarbonization opportunities exist today, and are capable of reducing the carbon footprint by 50-70% or more versus incumbent fossil fuel products. MRL’s finished products are fungible drop-in replacement fuels for diesel or aviation use, and are fully compatible with existing engine technology, distribution and fueling systems.

About Calumet Specialty Products Partners, L.P.

Calumet manufacturers, formulates, and markets a diversified slate of specialty branded products to customers in various consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

About Warburg Pincus

Warburg Pincus LLC is a leading global growth investor. The firm has more than $85 billion in assets under management. The firm’s active portfolio of more than 250 companies is highly diversified by stage, sector, and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 21 private equity and 2 real estate funds, which have invested more than $106 billion in over 1,000 companies in more than 40 countries. The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. For more information, please visit www.warburgpincus.com.

Investors:

Brad McMurray 317-957-5378

Public Relations:

Media Oakes 317-957-5319

Warburg Pincus:

Sarah McGrath Bloom

Sarah.Bloom@warburgpincus.com